Exhibit 10.1

Agreement

between and among

1.    Harman Management GmbH,

        Becker-Göring-Straße 16, 76303 Karlsbad, Germany,

– hereinafter referred to as “the Company” –

represented by its shareholder Harman International Industries, Inc.

-hereinafter referred to as “Harman”-

and

2.    Dr. Klaus Blickle,

        [Address Intentionally Omitted],

– hereinafter referred to as “the Managing Director” –

- collectively referred to as “the Parties” –

Recitals

(1)	Whereas, on May 30, 2008 the Parties entered into a Managing Director Employment Agreement (hereinafter: “MDEA”), pursuant to which the Managing Director performed his duties as Chief Executive Officer of the Harman Automotive Division and managing director of the Company.

(2)	Whereas, the Parties wish to enter into an amicable arrangement with regard to the termination of the MDEA between the Company and the Managing Director dated May 30, 2008 based of the notice of termination by the Company dated April 7, 2010.

NOW, THEREFORE, the Parties agree as follows:

Section 1

Termination

(1)	The Company and the Managing Director agree that the MDEA shall be terminated effective June 30, 2011 (hereinafter: “Termination Date”) based on the notice of termination by the Company dated April 7, 2010.

(2)	The Managing Director has already resigned from the office as managing director (Geschäftsführer) of Harman Becker Automotive Systems GmbH and his position as

Chief Executive Officer of the Harman Automotive Business. The Company has accepted such resignation and has already arranged for cancellation of the Managing Director’s registration in the Commercial Register.

(3)	The Company continues to irrevocably release (freistellen) the Managing Director from performing his services and duties under the MDEA until the Termination Date; any remaining vacation entitlement of the Managing Director shall be deducted from such period of release.

Section 2

Compensation

(1)	Based on a fixed annual gross salary of €500.000,00, the Managing Director will receive his fixed monthly gross salaries for the remaining months until the Termination Date in an amount of €41.666,00 gross per month.

(2)	In addition to the Cycle 1 bonus for the fiscal year 2009/2010 in the amount of gross €283.562,00 already paid by the Company, the Managing Director will receive as bonus for Cycle 2 of fiscal year 2009/2010 a payment in the amount of gross €45.000,00 (the “Cycle 2 Bonus”). The Cycle 2 Bonus payment is due and payable together with the pay slip in June 2011. The entitlement to the Cycle 2 bonus is already accrued and hereditary. The Parties agree that by payment of the Cycle 2 Bonus any and all bonus claims of the Managing Director arising from the MDEA or the MIC program of Harman, including such for fiscal years 2009/2010 and 2010/2011 according to Article 4.3 of the MDEA, shall be fully and finally settled.

(3)	Article 4.7 of the MDEA shall continue to apply until the Termination Date, i.e. the Company will provide for the insurance payments set forth in Article 4.7 until the Termination Date. The Parties will then make all declarations necessary to transfer the insurance policies to the Managing Director effective as of June 30, 2011.

(4)	Article 4.10 of the MDEA shall continue to apply, i.e. the Company shall reimburse the Managing Director for tuition for his dependent children until the Termination Date as set forth in the MDEA.

(5)	Article 6 of the MDEA shall continue to apply unchanged until the Termination Date.

Section 3

Company Car / Return of Items

(1)	The Managing Director shall be entitled to continue to use his company car, type Mercedes GL, official license plate number KA-HI 5005, for private purposes until the Termination Date. The Company shall continue to pay the leasing payments for the company car and inspection and maintenance work carried out in an authorized Mercedes garage. The Managing Director shall return at the Termination Date the car in proper condition with all accessories and all keys and papers to the Company’s fleet manager at the seat of the Company .

(2)	The Managing Director shall immediately return to the Company all documents and business records still in his possession, if any.

Section 4

Company Pension

(1)	The parties mutually agree to amend and rephrase Article 4.6 para 2 of the MDEA as follows:

“The Annual Pension shall be in the amount of €33.500, and shall be paid in twelve (12) equal monthly installments commencing the month following the month during which the last one of the following conditions has been satisfied:

(i)	the Executive has attained the age of 60; and

(ii)	the Executive is not employed by the Company or any of its Affiliates.

(2)	The remainder of Article 4.6 of the MDEA shall remain unaffected.

Section 5

Confidentiality

(1)	The Managing Director undertakes not to disclose any confidential information or secrets of the Company and the Affiliated Companies, in particular their business and trade secrets. The Managing Director may not keep any business-related documents, including any electronically stored records, which contain information according to sentence 1.

(2)	The Managing Director shall keep the content of this Agreement strictly secret and confidential, except if and to the extent he is legally obligated to disclose same or if disclosure to authorities becomes necessary for tax or social security purposes.

Section 6

Approval of Acts

The Company shall ensure that the shareholders of Harman Becker Automotive Systems GmbH will grant approval of acts (Entlastung) of the Managing Director for the time of his office as Managing Director in course of the approval of the respective financial statements. Signed copies of the shareholders’ resolutions concerning approval of the acts will be provided by the Company to the Managing Director immediately after they have been passed.

Section 7

Stock Options

Any stock options or RSUs granted to the Managing Director are subject to the terms, conditions and restrictions of the respective stock option agreements and restricted share units agreements entered into between the Managing Director and Harman International Industries, Inc. and the applicable stock option and incentive plans.

Section 8

Negative Utterances

The Managing Director shall not make any negative utterances, whether oral or written, express or implied, concerning the Company, any Affiliated Company, or any of their directors, officers or employees, suppliers or customers. In particular, notwithstanding and in addition to the Managing Director’s general secrecy obligations, the Managing Director will not discuss or make any kind of statements with respect to the Managing Director’s history with, and views of, the Harman Group.

Section 9

Press Release

The Parties will make statements or comments to the public about the Managing Director, his termination and resignation only if and to the extent expressly agreed between the Parties in advance.

Section 10

Covenant not to compete

The provisions of Article 8 of the MDEA shall remain unaffected.

Section 11

Settlement

The Parties agree that upon signing of this Agreement neither of the Parties shall have any claims, whether past, present or future, known or unknown, arising from the MDEA terminated as of the Termination Date and/or in connection with its termination, except for claims based on the rights and duties agreed upon in this Agreement.

Section 12

Governing Law and Jurisdiction

(1)	This Agreement is governed by, and shall be construed in accordance with, the laws of Germany.

(2)	All disputes arising from this Agreement, the validity of its conclusion and its interpretation, shall be decided by an arbitration court which shall have exclusive jurisdiction over such matters, and which jurisdiction shall exclude the jurisdiction by any court over such matters. Pursuant to Article 1031, para. 5 of the Federal Rules of Civil Procedure, a special arbitration agreement is concluded thereon which is attached to this Agreement as Exhibit 1.

Section 13

Miscellaneous

(1)	Any amendments of or supplements to this Agreement must be in writing signed by both the Managing Director and the shareholder(s) of the Company in order to be effective, including any amendment of this provision.

(2)	This Agreement represents the entire agreement and understanding of the Parties and supersedes and cancels any prior written or oral agreement between the Managing Director and the Company or Affiliated Companies, including, without limitation, any prior employment agreements or arrangements, whether written or oral.

(3)

The invalidity of any provision of this Agreement shall not affect the validity of the remainder hereof. Any invalid provision or omission, if any, in this Agreement shall be replaced by an appropriate provision which best approximates the economic arrangement intended by the Parties.

Harman Management GmbH represented by its shareholder Harman International Industries, Inc.

By:/s/ John Stacey	Date: February 23, 2011
Name: John Stacey
Titel: Executive Vice President and Chief Human Resources Officer

/s/ Dr. Klaus Blickle	Date: February 23, 2011
Dr. Klaus Blickle

Arbitration Agreement

between and among

1.	Harman Management GmbH, Becker-Göring-Straße 16, 76303 Karlsbad, Germany,

represented by its shareholder Harman International Industries, Inc.

and

2.	Dr. Klaus Blickle, [Address Intentionally Omitted],

- collectively referred to as “the Parties” –

The Parties agree hereby as follows: All disputes arising from the Agreement appended hereto between Dr. Klaus Blickle and Harman Management GmbH including its validity shall be finally settled by three arbitrators according to the Arbitration Rules of the German Institution of Arbitration e.V. (DIS) without recourse to the ordinary courts of law. The arbitration tribunal shall also decide on the validity of this arbitration agreement. The arbitral tribunal shall apply German substantive law. The language of the arbitration proceedings shall be English. If one party desires consideration of a document or of witness testimony in another language, that party must undertake the prior translation or simultaneous translation, respectively, of the same and alone carry such as a separate, non-refundable expense. The place of arbitration shall be Frankfurt am Main, Federal Republic of Germany. With exception of possible translation expenses as described above, the winning party is entitled to the award of all necessary (in accordance with Section 91 ZPO (German Civil Procedure Code)) costs and necessary (in accordance with Section 91 ZPO (German Civil Procedure Code)) expenses in connection with the proceedings (including attorneys’ fees in accordance with the German Act on Attorney’s Fees (RVG)).

Harman Management GmbH represented by its shareholder Harman International Industries, Inc.

By:/s/ John Stacey	Date: February 23, 2011
Name: John Stacey
Titel: Executive Vice President and Chief Human Resources Officer

/s/ Dr. Klaus Blickle	Date: February 23, 2011
Dr. Klaus Blickle